DATA

PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CONTRACT.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A Withdrawal Charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Withdrawal Amount as discussed in Section 8.01, if the Contract is surrendered to receive the Cash Value, or to annuitize to a non-life contingent Annuity Benefit. We determine the Withdrawal Charge separately for each Contribution in accordance with the table below.


                  Contract Year                  Percentage of
                  -------------
                                                 Contributions
                                                 -------------
                         [1                          8.00%
                          2                          8.00%
                          3                          7.00%
                          4                          7.00%
                          5                          6.00%
                          6                          5.00%
                          7                          4.00%
                          8                          3.00%
                          9                          2.00%
                    10 and later                     0.00%]

The applicable Withdrawal Charge percentage is determined by the Contract Year in which the withdrawal is made or the Contract is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal Charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

Your years of participation under the Prior Contract/Certificate or years since Contributions were made under the Prior Contract/Certificate, if applicable, may be included for purposes of determining the Withdrawal Charge.

FREE WITHDRAWAL AMOUNT (SEE SECTION 8.01): [[10%] of the Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. In the first Contract Year amounts received within [90 days] of the Contract Date are included for purposes of calculating the Free Withdrawal Amount. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge.]

Withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Withdrawal Amount does not apply when calculating the Withdrawal Charge applicable upon a surrender.


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



Daily Separate Account Charges (see Section 8.04):            [Annual Rate of 1.55% % (equivalent to a daily rate
                                                              of .004280%)]

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:                          Annual rate of 0.95%

Administration Charge:                                         Annual rate of 0.35%

Distribution Charge:                                          Annual rate of 0.25%]


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